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               Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Seal Fleet, Inc. 1996 Long Term Incentive Plan, Seal Holdings Corporation 1997 Incentive Option Plan and Seal Holdings Corporation 1998 Incentive Option Plan of our report dated March 23, 1999 (except for Note 8, as to which the date is April 2, 1999), with respect to the consolidated financial statements of OH, Inc. and Subsidiaries included in Seal Holdings Corporation's current report on Form 8-K/A dated June 16, 1999, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young, LLP

West Palm Beach, Florida
June 16, 1999